Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	March 15, 2006 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ANNOUNCES RECEIPT OF A LARGE TOOL ORDER

CLEVELAND, OH, March 15 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for the automotive, locomotive, and aircraft industries, today reported the receipt of an order from a tool supplier for a large automotive manufacturer valued at approximately $5,000,000. The order is for a proprietary product of the Company's that tests a vehicle's fuel delivery system including flow of the vehicle's fuel injectors while on the vehicle.

Robert L. Bauman, President and CEO said that the tool supplier would take delivery of the product as soon as the Company can produce them and that deliveries are expected to begin in about 90 days. He also stated that the order will have a significant positive influence on the Company's operations this fiscal year. In addition, he said the Company's other businesses are doing better than a year ago and he expects a profitable year for the Company.

Including the new order the Company's backlog at March 10, 2006 was approximately $6,774,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2006.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2006, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, and the Company's ability to produce and ship its products and otherwise perform under its contracts within certain time frames, as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.